As filed with the Securities and Exchange Commission on July 31, 2023

Registration No. 333-171288
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________________________
Booz Allen Hamilton Holding Corporation
(Exact name of registrant as specified in its charter)
__________________________________

Delaware (State or other jurisdiction of incorporation or organization)	26-2634160 (I.R.S. Employer Identification Number)
8283 Greensboro Drive
McLean, Virginia 22102
(Address of Principal Executive Offices, including Zip Code)
___________________________________
Third Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation
2023 Equity Incentive Plan of Booz Allen Hamilton Holding Corporation
(Full title of the plan)
___________________________________

Jacob D. Bernstein
8283 Greensboro Drive
McLean, Virginia 22102
(Name and address of agent for service)
(703) 902-5000
(Telephone number, including area code, of agent for service)
___________________________________
With copies to:

Matthew E. Kaplan Benjamin R. Pedersen Debevoise & Plimpton LLP 66 Hudson Boulevard New York, New York 10001 (212) 909-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
On July 26, 2023 (the “Effective Date”), the stockholders of Booz Allen Hamilton Holding Corporation (the “Company”) approved the 2023 Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (the “2023 Plan”), which replaced and succeeded the Third Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (as amended and restated effective January 28, 2020, the “Prior Plan”). No future awards will be made under the Prior Plan. Pursuant to the terms of the 2023 Plan, the aggregate number of shares of the Company’s Class A common stock, par value $0.01 per share (“Common Stock”), available for issuance under the 2023 Plan is (i) 6,100,000 of the shares of Common Stock that have been previously registered and remain available for issuance under the Prior Plan as of the Effective Date, plus (ii) the number of shares of Common Stock underlying any equity award previously granted under the Prior Plan that terminates, is forfeited, is repurchased, expires or lapses, and again become available for issuance under the terms of the Prior Plan from and after the Effective Date (the shares described in clause (ii), the “Recycled Shares”).
The Company previously filed with the Securities and Exchange Commission (i) a Registration Statement on Form S-8 (File No. 333-171288) on December 20, 2010 (the “2010 Registration Statement”) to register 28,000,000 shares of Common Stock for offer or sale pursuant to the Prior Plan and (ii) a Registration Statement on Form S-8 (File No. 333-205956) on July 30, 2015 (the “2015 Registration Statement”) to register an additional 5,000,000 shares of Common Stock for offer or sale pursuant to the Prior Plan.
As of the Effective Date, a total of 2,047,706 shares of Common Stock previously registered under the 2010 Registration Statement remain available for issuance under the Prior Plan, of which only 1,100,000 will be available for issuance under the 2023 Plan (such shares, together with the Recycled Shares, the “Prior Plan’s Shares”). The Company is filing this Post-Effective Amendment No. 1 to the 2010 Registration Statement (the “Post-Effective Amendment”) to (i) amend the 2010 Registration Statement to cover the issuance of the Prior Plan’s Shares pursuant to the 2023 Plan in accordance with SEC Compliance and Disclosure Interpretation 126.43, and (ii) deregister the remaining 947,706 shares of Common Stock previously registered under the 2010 Registration Statement that were available for issuance under the Prior Plan but will not be available for issuance under the 2023 Plan. With respect to the 947,706 shares described in clause (ii) of the immediately preceding sentence, such shares are hereby deregistered under the 2010 Registration Statement. For avoidance of doubt, the Company is not registering any additional shares of Common Stock for issuance under the 2023 Plan that were not previously approved by the Company’s stockholders as of the Effective Date.
Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Post-Effective Amendment No. 1 to the 2015 Registration Statement in accordance with SEC Compliance and Disclosure Interpretation 126.43 to amend the 2015 Registration Statement to cover the offer or sale of the 5,000,000 shares of Common Stock previously registered under the 2015 Registration Statement pursuant to the 2023 Plan.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents previously filed with the Commission by the Company are hereby incorporated by reference in this registration statement:
(a)The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on May 26, 2023;
(b)The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed with the Commission on July 28, 2023;
(c)The Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on June 15, 2023 (to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2023);
(d)The Company’s Current Report on Form 8-K filed with the Commission on July 28, 2023; and
(e)The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on November 16, 2010, as amended by the description of the Company’s Common Stock contained in Exhibit 4.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the Commission on May 26, 2023.
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4.    Description of Securities.
    Not applicable.
Item 5.    Interests of Named Experts and Counsel.
    Not applicable.
Item 6.    Indemnification of Directors and Officers.
    Booz Allen Hamilton Holding Corporation is incorporated under the laws of the State of Delaware.
    Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
    Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
    Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
    Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
    Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.
    Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of officers who have consented to service of process to the registered agent of the corporation (such officers, “senior officers”) and directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or senior officer. This provision, however, may not eliminate or limit liability (1) for breach of the director’s or senior officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) of a director under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, (4) for any transaction from which the director or senior officer derived an improper personal benefit, or (5) of a senior officer for any action by or in the right of the corporation.

    Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

    The Seventh Amended and Restated Certificate of Incorporation of Booz Allen Hamilton Holding Corporation (the “Certificate of Incorporation”) contains provisions relating to the liability of directors and senior officers. These provisions eliminate a director’s or a senior officer’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s or senior officer’s duty of loyalty;

•	acts or omissions of a director or senior officer that are not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	liability of a director under Section 174 of the Delaware General Corporation Law (unlawful dividends);

•	any transaction from which the director or senior officer derives an improper personal benefit; or

•	liability of a senior officer in any action by or in right of the Company.
    The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director or senior officer unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate the Company’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s or senior officer’s fiduciary duty. These provisions will not alter a director’s or senior officer’s liability under federal securities laws. The inclusion of this provision in the Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors or senior officers for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

The Amended and Restated Bylaws of Booz Allen Hamilton Holding Corporation (the “Bylaws”) require the Company to indemnify its directors and officers to the fullest extent permitted by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of the board of directors of the Company, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with the Company or another entity that the director or officer serves at the Company’s request, subject to various conditions, and to advance funds to the Company’s directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in the best interest of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
    In addition, pursuant to certain indemnification agreements between the Company and each of its directors and executive officers, the Company has agreed to indemnify such individuals against certain liabilities arising out of service as a director or officer of the Company and its subsidiaries. The indemnification agreements provide such directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under the Bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
Item 7.    Exemption from Registration Claimed.
    Not applicable.
Item 8.    Exhibits.
Exhibit
Number                        Description of Document
3.1    Seventh Amended and Restated Certificate of Incorporation of Booz Allen Hamilton Holding Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on July 28, 2023 (File No. 001-34972)).
3.2    Amended and Restated Bylaws of Booz Allen Hamilton Holding Corporation (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on July 28, 2023 (File No. 001-34972)).
5.1    Opinion of Debevoise & Plimpton LLP as to the legality of the securities being registered (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-8, filed with the Commission on December 20, 2010 (File No. 333-171288)).
5.2*    Opinion of Debevoise & Plimpton LLP.

23.1*    Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.
23.2*    Consent of Debevoise & Plimpton LLP (included in Exhibit 5.2).
24.1*    Power of Attorney (included in signature page hereto).
99.1    Third Amended and Restated Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2019, filed with the Commission on January 31, 2020 (File No. 001-34972)).
99.2    2023 Equity Incentive Plan of Booz Allen Hamilton Holding Corporation (incorporated by reference to Appendix C to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on June 15, 2023 (File No. 001-34972)).
* Filed herewith.
Item 9.    Undertakings.

A.The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
(c)To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs A(1)(a) and A(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B.The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of a plan's annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
C.Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on July 31, 2023.
BOOZ ALLEN HAMILTON HOLDING CORPORATION
By:    /s/ Matthew A. Calderone
Name:     Matthew A. Calderone
Title:     Chief Financial Officer
Each person whose signature appears below constitutes and appoints Nancy J. Laben, Jacob D. Bernstein, and Lubna Malik, and each of them jointly and severally, as his or her true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his or her name, place and stead, in any and all capacities, this Post-Effective Amendment, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as he or she might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Horacio D. Rozanski Horacio D. Rozanski	President and Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2023
/s/ Matthew A. Calderone Matthew A. Calderone	Chief Financial Officer (Principal Financial Officer)	July 31, 2023
/s/ Scott M. Murphy Scott M. Murphy	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	July 31, 2023
/s/ Ralph W. Shrader Ralph W. Shrader	Chairman and Director	July 31, 2023
/s/ Joan Lordi C. Amble Joan Lordi C. Amble	Director	July 31, 2023
/s/ Melody C. Barnes Melody C. Barnes	Director	July 31, 2023
/s/ Michèle A. Flournoy Michèle A. Flournoy	Director	July 31, 2023
/s/ Mark Gaumond Mark Gaumond	Director	July 31, 2023
/s/ Ellen Jewett Ellen Jewett	Director	July 31, 2023
/s/ Arthur E. Johnson Arthur E. Johnson	Director	July 31, 2023
/s/ Gretchen W. McClain Gretchen W. McClain	Director	July 31, 2023
/s/ Rory P. Read Rory P. Read	Director	July 31, 2023
/s/ Charles O. Rossotti Charles O. Rossotti	Director	July 31, 2023